Exhibit 99.1

News Release

Weatherford Reports Third Quarter 2017 Results

BAAR, SWITZERLAND, November 1, 2017 - Weatherford International plc (NYSE: WFT) reported a net loss of $256 million, or a loss of $0.26 per share, and a non-GAAP net loss of $221 million before charges and credits ($0.22 non-GAAP loss per share) on revenues of $1.46 billion for the third quarter of 2017.

Third Quarter 2017 Highlights

•	Segment operating income of $34 million, a sequential improvement of 187%;

•	Transition tasks for OneStimSM joint venture are largely complete and closing is expected before year end;

•	Commenced a reorganization as a first step toward a more substantial business transformation; and

•	Received multiple awards for best technologies and operational excellence at the 2017 World Oil Awards.

Mark A. McCollum, President and Chief Executive Officer, commented, “I’m pleased with the progress we’ve made over the past three months and I am satisfied with the improvements in our financial results, with the exception of negative free cash flow during the quarter. Our highest priority is free cash flow generation. To that end, we have initiated a substantial transformation program targeting improvements in our operating results of approximately $1 billion. We are driving this plan on a timeline to achieve these savings over the next 18-24 months. Specific actions to achieve $300 million in cost savings are already underway. For example, we have already taken the first steps on our path to becoming a leaner and flatter organization. These first steps will result in annualized cost savings of approximately $115 million. With the new organizational foundation in place, we are now well positioned to address the cultural barriers to change and to drive the necessary process standardization that will accelerate our transition into a more efficient Company. This will enable a high level of consistency in our processes and will allow us to better integrate our product and service offerings in order to provide more competitive solutions to our customers. I am confident that these changes will lead to positive and measurable results in the coming quarters, beginning with our target of break-even free cash flow excluding restructuring and legal settlements in the fourth quarter.”

McCollum continued, “Our focus is now turning to relentlessly and reliably delivering on our promises to our customers, our investors and our employees. We have a vast number of products and technologies that customers want and value. We also have a highly skilled and motivated global workforce and strong customer relationships. I am convinced that with this foundation, combined with an improved ability to consistently and more efficiently serve our customers, we will be able to unlock the tremendous potential that exists within Weatherford.”

	Three Months Ended			Change
(In Millions, Except Per Share Amounts)	9/30/2017	6/30/2017	9/30/2016	Sequential	Year-on-Year
Total Segment Results
Revenues	$1,460	$1,363	$1,356	7%	8%
Segment Operating Income (Loss)	$34	$(39)	$(111)	187%	130%
Segment Operating Margin	2.3%	(2.8)%	(8.2)%	512 bps	1,046 bps
Segment Incrementals				74%	138%

Net Loss	$(256)	$(171)	$(1,780)	(50)%	86%
Non-GAAP Net Loss	$(221)	$(282)	$(349)	22%	37%

Diluted Loss per Share	$(0.26)	$(0.17)	$(1.98)	(53)%	87%
Non-GAAP Diluted Loss per Share	$(0.22)	$(0.28)	$(0.39)	22%	43%

Third Quarter 2017 Results

Revenue for the third quarter of 2017 was $1.46 billion compared with $1.36 billion in the second quarter of 2017, or a 7% increase, and was 8% higher than the $1.36 billion of revenue reported in the third quarter of 2016. Sequentially, North America revenue increased 13% due to higher average land rig count in the United States and the seasonal recovery from the spring break-up in Canada. International revenue increased 4% sequentially, led by improvements in Europe and Russia while Latin America revenues increased due to the negative impact of the adjustment for the Venezuela revenue recognition in the prior quarter. Revenue for Land Drilling Rigs improved 5% sequentially. While most product lines reported higher revenue, Artificial Lift, Well Construction and Wireline Services led the sequential improvement in revenue.

Net loss for the third quarter of 2017 was $256 million (diluted net loss of $0.26 per share), compared to a $171 million loss in the second quarter of 2017 (diluted net loss of $0.17 per share), and a $1.78 billion loss in the third quarter of the prior year (diluted net loss of $1.98 per share). The increase in the third quarter net loss compared to the prior quarter was primarily due to the $127 million gain on the outstanding warrant in the second quarter that did not repeat, which was partially offset by improved segment operating income in the third quarter.

Non-GAAP net loss for the third quarter of 2017 was $221 million (non-GAAP diluted net loss of $0.22 per share), compared to a non-GAAP net loss of $282 million in the second quarter of 2017 (non-GAAP diluted net loss of $0.28 per share) and a non-GAAP net loss of $349 million in the third quarter of the prior year (non-GAAP diluted net loss of $0.39 per share).

Non-GAAP adjustments, net of tax, of $35 million in charges for the third quarter include:

•	$34 million in severance and restructuring charges;

•	$7 million in charges related to the fair value adjustment of the outstanding warrant compared to a $127 million gain in the second quarter; and

•	$6 million in other net credits.

Segment operating margins improved 512 basis points sequentially and 1,046 basis points year-on-year. Compared to last quarter, all our regions and product lines reported improved results, as activity levels improved and cost saving measures showed results. Year-on-year, margin improvements were primarily driven by the realization of savings from cost reduction measures and the impact from the shutdown of Pressure Pumping operations in the United States in the fourth quarter of 2016 as well as the recovery of activity levels in North America.

Cash Flow and Financial Covenants

Net cash used in operating activities was $243 million for the third quarter of 2017 and includes cash payments of $183 million for debt interest, $46 million for cash severance and restructuring costs and $30 million for the final installment of our SEC legal settlement. Capital expenditures of $65 million increased by $23 million or 55% sequentially, and increased $3 million or 5% from the same quarter in the prior year. The Company remains in compliance with its financial covenants as defined in our revolving and secured term loan credit facilities as of September 30, 2017. Further, based on current financial projections, Weatherford expects to continue to remain in compliance with all covenants.

Technology Highlights

Weatherford announced the commercial release of the following technologies during the quarter:

•
The AutoTong™ system is the world’s first technology to automate pipe makeup and to provide autonomous connection evaluation. By eliminating the element of human error from the physical makeup and connection validation processes, the AutoTong system sharply increases the safety and efficiency of well construction operations.

•
The ISO Extreme retrievable well barrier is qualified to ISO 14310 V0 standards for gas-tight isolation in high-pressure, high-temperature wellbores. The barrier has a large operational envelope to reduce the loss-of-containment risk in extreme environments. It can be deployed using a variety of options, including electric line, slickline, tubing and coiled tubing.

•
The PressurePro® control system, a fully integrated rotating control device (RCD) and choke system for wellbore pressure management on land, combines the SafeShield® 5M RCD with the PressurePro® set-point choke. The system can be used for managed pressure drilling (MPD), underbalanced drilling and foam drilling applications.

Region and Segment Highlights

North America

	Three Months Ended			Change
(In Millions)	9/30/2017	6/30/2017	9/30/2016	Sequential	Year-on-Year
North America
Revenues	$538	$475	$449	13%	20%
Segment Operating Income (Loss)	$33	$2	$(95)	1,163%	134%
Segment Operating Margin	6.0%	0.5%	(21.2)%	547 bps	2,724 bps

Third quarter revenues of $538 million were up $63 million or 13% sequentially, and up $89 million, or 20%, over the same period last year. Sequential revenues increased due to the seasonal recovery from the Canadian spring break-up and an increase in both the Canadian and United States average rig count. While all product lines reported sequential improvements, the largest increases were from Well Construction, Completions and Artificial Lift. Excluding the impact of the United States Pressure Pumping operations that was shut down during the fourth quarter 2016, year-on-year revenues improved 37%.

Third quarter segment operating income of $33 million (6.0% margin) improved by $31 million sequentially from income of $2 million (0.5% margin). Sequential margin improvement was driven by a favorable product mix, a lower cost structure in the United States combined with increased activity levels in both the United States and in Canada. Compared to the same period last year, segment operating income improved by $128 million or 134%, due to generally increased activity levels, the absence of large losses in Pressure Pumping incurred in the third quarter of 2016 prior to the shut-down of operations in the fourth quarter of last year and the realization of savings following the implementation of cost cutting measures throughout previous quarters.

Operational highlights in North America during the quarter include:

•	Weatherford was awarded a contract to install the ForeSite™ production optimization platform on approximately 1,800 reciprocating-rod lift units in the United States.

•	Weatherford was awarded a two-year, extendable contract for MPD services in the Gulf of Mexico. The contract scope includes work in waters offshore the United States, Mexico, Trinidad and Tobago.

•
By deploying the MetalSkin® monobore openhole liner, Weatherford enabled an operator in the U.S. Gulf of Mexico to extend existing casing and thereby access additional pay. The operation enabled immediate access to additional production without the time and expense of installing new production facilities.

International Operations

	Three Months Ended			Change
(In Millions)	9/30/2017	6/30/2017	9/30/2016	Sequential	Year-on-Year
International Operations
Revenues	$816	$787	$809	4%	1%
Segment Operating Income (Loss)	$17	$(21)	$3	184%	358%
Segment Operating Margin	2.1%	(2.6)%	0.5%	465 bps	163 bps

Third quarter revenues of $816 million were up 4% sequentially and up 1% year-on-year. Third quarter segment operating income of $17 million (2.1% margin) improved $38 million from an operating loss of $21 million (-2.6% margin) in the prior quarter. Year-on-year third quarter operating income improved by $14 million.

•	Latin America
Third quarter revenues of $229 million were up $26 million, or 12% sequentially. Excluding the out-of-period adjustment related to our largest customer in Venezuela in the second quarter 2017, amounting to $31 million, sequential revenues were down $5 million mainly as a result of non-repeating product sales in Brazil in the previous quarter. Compared to the same quarter last year, revenues were down $26 million, or 10%, due to the change in revenue recognition which started last quarter.

Third quarter operating loss of $5 million (-2.3% margin) improved by $30 million sequentially, as a result of the out-of-period adjustment in the second quarter mentioned above. Compared to the same period last year, third quarter operating loss deteriorated by $19 million from an operating income of $14 million (5.1% margin), as a result of the difficult situation in Venezuela.

Operational highlights in Latin America during the quarter include:

•
By deploying an MPD and underbalanced drilling program for a customer in Colombia, Weatherford enabled the operator to drill an additional 3,000 feet beyond the planned target depth. Even with the additional length, the well was drilled 7 days more quickly than previous wells in the field. The customer also saved nearly $1 million by eliminating costs related to mud losses.

•
Work on the integrated services contract in the shallow-water Gulf of Mexico continued through the third quarter. Weatherford worked with the operator to improve well construction procedures, which delivered a reduction of 43 days in rig time.

•	Europe/Sub-Sahara Africa/Russia
Third quarter revenues of $252 million were up $8 million, or 4% sequentially, and up $27 million, or 12% compared to the same quarter last year. Third quarter operating income of $14 million (5.7% margin) increased from operating income of $5 million (2.0% margin) sequentially, and increased from operating loss of $3 million (-1.0% margin) year-on-year, benefiting from significant cost reductions mainly in Sub-Sahara Africa. Outside these cost reductions, sequential revenue and operating income improvements were primarily due to increased activity and a favorable product mix in the North Sea and an increase in completions-related work in Russia, partially offset by a continued decline of activity in Sub-Sahara Africa as deeper-water offshore work continues to decline.

Operational highlights in Europe/Sub-Sahara Africa/Russia during the quarter include:

•
Weatherford delivered record-setting directional drilling results in several fields across Russia. In one well, the company achieved a daily drilling progress of 1,125 meters and acquired high-quality logging-while-drilling data in the production casing section, eliminating the need for an additional logging trip.

•
Weatherford and Seadrill jointly installed and operated an MPD system on Seadrill’s West Capella drillship off the coast of Cyprus, which helped to deliver Total’s Onesiphoros West-1 exploration well safely, on time and below planned cost.

•
Weatherford replaced the incumbent service provider on multiple Tubular Running Services contracts in the North Sea based on the exceptional service quality demonstrated by Weatherford on previous projects. The same operator also awarded Weatherford a contract for integrated Directional Drilling, Managed Pressure Drilling and Tubular Running Services in the UK North Sea. This represents a significant market share gain in the North Sea well construction market.

•
Weatherford was awarded a contract for plug and abandonment services by Repsol Norge AS. The contract scope encompasses multiple services, including fishing, cutting and milling; casing pulling; and drilling and pinning multiple strings of casing. Weatherford will provide these services on up to 50 wells which are to be plugged and abandoned. The work commenced in October 2017 and is estimated to be completed over a period of three years.

•	Middle East/North Africa/Asia Pacific
Third quarter revenues of $335 million were down $5 million, or 2% sequentially, and up $6 million, or 2% compared to the same quarter last year. Third quarter segment operating income of $8 million (2.4% margin) decreased marginally from operating income of $9 million (2.8% margin) in the prior quarter and improved from operating loss of $8 million (-2.2% margin) year-on-year. The decrease in sequential revenue was primarily due to lower product sales and service activity in Asia Pacific while improvements in product sales and higher service activity in Kuwait were offset by lower activity in the United Arab Emirates and Pakistan.

Operational highlights in the Middle East/North Africa/Asia Pacific during the quarter include:

•	Weatherford was awarded a $23 million contract to provide 11 offshore wireline units for a major Middle Eastern NOC.

•	Weatherford won a five-year, extendable contract to provide Tubular Running Services on 27 wells in a remote, offshore area of Indonesia. Work is expected to commence in November.

•
Weatherford worked collaboratively with a major Middle Eastern NOC to plan and drill a high-build-rate horizontal well. The job was executed safely and efficiently, and the well is now producing at a rate of 3,500 BOPD with zero water cut.

•	In Saudi Arabia, Weatherford posted the best comparative service quality results among all service providers in the Kingdom.

•
Weatherford deployed its Compact™ suite of tools to log two wells in Pakistan. Weatherford logged the first, 45-degree well with difficult hole conditions in just two runs and 80 hours, with zero tool failures. In the second well, after another service provider had spent 12 days trying unsuccessfully, Weatherford completed the job in just 35 hours.

Land Drilling Rigs

Third quarter revenues of $106 million were up $5 million, or 5% sequentially and up $8 million, or 8% compared to the same quarter in the prior year. Third quarter operating loss of $16 million (-14.9% margin) improved sequentially by $4 million from an operating loss of $20 million (-20.7% margin) and improved year-on-year by $3 million from an operating loss of $19 million (-19.4%). The sequential and year-over-year improvement in revenues was due to improved operational efficiency, higher chargeable days and increased drilling activity in Saudi Arabia. Year-over-year improvements were driven by Algeria and Kuwait being fully operational. Improvements in rig utilization and lower operating costs accelerated during the quarter and are expected to extend into the fourth quarter.

Operational highlights in the Land Drilling Rigs business during the quarter include:

•	Rig 155 in Kuwait surpassed 18 years without a lost-time incident.

•	Rig 40 in Saudi Arabia ranked highest among all drilling rigs in Saudi Arabia with zero non-productive time.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 860 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on November 1, 2017, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, at https://www.weatherford.com/en/investor-relations/financial-information/conference-call-details/. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected efficiencies and cost savings associated with our transformation plans (i.e. the restructuring of our product lines and regions); the success and closing of our joint ventures and strategic partnerships; and the changes in spending by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Net Revenues:
North America	$538	$449	$1,503	$1,393
Middle East/North Africa/Asia Pacific	335	329	996	1,090
Europe/SSA/Russia	252	225	740	725
Latin America	229	255	674	809
Land Drilling Rigs	106	98	296	326
Total Net Revenues	1,460	1,356	4,209	4,343

Operating Income (Loss):
North America	33	(95)	17	(324)
Middle East/North Africa/Asia	8	(8)	14	(2)
Europe/SSA/Russia	14	(3)	9	(3)
Latin America	(5)	14	(31)	59
Land Drilling Rigs	(16)	(19)	(66)	(62)
Adjusted Segment Operating Income (Loss)	34	(111)	(57)	(332)
Research and Development	(42)	(33)	(117)	(119)
Corporate Expenses	(28)	(30)	(94)	(107)
Other Charges, Net	(28)	(771)	(119)	(1,294)
Total Operating Loss	(64)	(945)	(387)	(1,852)

Other Income (Expense):
Interest Expense, Net	(148)	(129)	(427)	(363)
Bond Tender Premium, Net	—	—	—	(78)
Warrant Fair Value Adjustment	(7)	—	58	—
Currency Devaluation Charges	—	—	—	(31)
Other Expense, Net	(7)	(10)	(28)	(16)
Net Loss Before Income Taxes	(226)	(1,084)	(784)	(2,340)

Income Tax Provision	(25)	(692)	(75)	(489)

Net Loss	(251)	(1,776)	(859)	(2,829)
Net Income Attributable to Noncontrolling Interests	5	4	16	14
Net Loss Attributable to Weatherford	$(256)	$(1,780)	$(875)	$(2,843)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.26)	$(1.98)	$(0.88)	$(3.27)

Weighted Average Shares Outstanding:
Basic & Diluted	990	899	989	871

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Net Revenues:
North America	$538	$475	$490	$485	$449
Middle East/North Africa/Asia Pacific	335	340	321	363	329
Europe/SSA/Russia	252	244	244	214	225
Latin America	229	203	242	250	255
Land Drilling Rigs	106	101	89	94	98
Total Net Revenues	$1,460	$1,363	$1,386	$1,406	$1,356

	Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Operating Income (Loss):
North America	$33	$2	$(18)	$(58)	$(95)
Middle East/North Africa/Asia Pacific	8	9	(3)	9	(8)
Europe/SSA/Russia	14	5	(10)	(8)	(3)
Latin America	(5)	(35)	9	6	14
Land Drilling Rigs	(16)	(20)	(30)	(25)	(19)
Adjusted Segment Operating Income (Loss)	34	(39)	(52)	(76)	(111)
Research and Development	(42)	(36)	(39)	(40)	(33)
Corporate Expenses	(28)	(33)	(33)	(32)	(30)
Other Charges, Net	(28)	(19)	(72)	(251)	(771)
Total Operating Loss	$(64)	$(127)	$(196)	$(399)	$(945)

	Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Product and Service Line Revenues (a):
Formation Evaluation and Well Construction	$856	$811	$824	$773	$765
Completion and Production	498	451	473	539	493
Land Drilling Rigs	106	101	89	94	98
Total Product Service Line Revenues	$1,460	$1,363	$1,386	$1,406	$1,356

	Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Depreciation and Amortization:
North America	$39	$40	$40	$41	$55
Middle East/North Africa/Asia Pacific	49	51	51	52	60
Europe/SSA/Russia	36	39	39	41	45
Latin America	49	48	51	55	56
Land Drilling Rigs	23	23	24	22	22
Research and Development and Corporate	3	3	3	4	4
Total Depreciation and Amortization	$199	$204	$208	$215	$242

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools and Rental Equipment, Wireline Services, Testing and Production Services, Re-entry and Fishing Services, Cementing Products, Liner Systems, Reservoir Solutions and Surface Logging. Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	9/30/2017	6/30/2017	9/30/2016	9/30/2017	9/30/2016
Operating Loss:
GAAP Operating Loss	$(64)	$(127)	$(945)	$(387)	$(1,852)
Severance, Restructuring and Exited Businesses	34	31	22	140	150
Litigation Charges, Net	(4)	—	9	(4)	190
Impairments, Asset Write-Downs and Other (a)	(2)	(12)	740	(17)	952
Legacy Contract	—	—	—	—	2
Total Non-GAAP Adjustments	28	19	771	119	1,294
Non-GAAP Adjusted Operating Loss	$(36)	$(108)	$(174)	$(268)	$(558)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(226)	$(148)	$(1,084)	$(784)	$(2,340)
Operating Income Adjustments	28	19	771	119	1,294
Bond Tender Premium, Net	—	—	—	—	78
Warrant Fair Value Adjustment	7	(127)	—	(58)	—
Currency Devaluation Charges	—	—	—	—	31
Non-GAAP Loss Before Income Taxes	$(191)	$(256)	$(313)	$(723)	$(937)

(Provision) Benefit for Income Taxes:
GAAP Provision for Income Taxes	$(25)	$(17)	$(692)	$(75)	$(489)
Tax Effect on Non-GAAP Adjustments	—	(3)	660	(7)	599
Non-GAAP (Provision) Benefit for Income Taxes	$(25)	$(20)	$(32)	$(82)	$110

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(256)	$(171)	$(1,780)	$(875)	$(2,843)
Non-GAAP Adjustments, net of tax	35	(111)	1,431	54	2,002
Non-GAAP Net Loss	$(221)	$(282)	$(349)	$(821)	$(841)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.26)	$(0.17)	$(1.98)	$(0.88)	$(3.27)
Non-GAAP Adjustments, net of tax	0.04	(0.11)	1.59	0.05	2.30
Non-GAAP Diluted Loss per Share	$(0.22)	$(0.28)	$(0.39)	$(0.83)	$(0.97)

GAAP Effective Tax Rate (b)	(11)%	(12)%	(64)%	(10)%	(21)%
Non-GAAP Effective Tax Rate (c)	(13)%	(8)%	(10)%	(11)%	12%

(a)
Impairments, asset write-downs and other of $740 million in the third quarter of 2016 include $436 million of long-lived asset impairments and $304 million of inventory write-downs, accounts receivable and other charges.

(b)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(c)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Assets:
Cash and Cash Equivalents	$445	$584	$546	$1,037	$440
Accounts Receivable, Net	1,236	1,165	1,292	1,383	1,414
Inventories, Net	1,752	1,728	1,700	1,802	1,917
Assets Held for Sale	935	929	860	23	11
Property, Plant and Equipment, Net	3,989	4,111	4,265	4,480	4,708
Goodwill and Intangibles, Net	2,575	2,527	2,602	3,045	3,104

Liabilities:
Accounts Payable	815	837	803	845	666
Liabilities Held for Sale	54	90	96	—	—
Short-term Borrowings and Current Portion of Long-term Debt	391	152	240	179	555
Long-term Debt	7,530	7,538	7,299	7,403	6,937

Weatherford International plc
Net Debt (a)
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 9/30/2017:
Net Debt at 6/30/2017 (a)			$(7,106)
Operating Loss			(64)
Depreciation and Amortization			199
Capital Expenditures for Property, Plant and Equipment			(65)
Acquisition of Assets Held for Sale			(1)
Proceeds from Sale of Assets			11
Acquisition of Intangibles			(4)
Other Investing Activities			(27)
Increase in Working Capital (b)			(140)
Accrued Litigation and Settlements			(31)
Income Taxes Paid			(24)
Interest Paid			(183)
Other			(41)
Net Debt at 9/30/2017 (a)			$(7,476)

Change in Net Debt for the Nine Months Ended 9/30/2017:
Net Debt at 12/31/2016 (a)			$(6,545)
Operating Loss			(387)
Depreciation and Amortization			611
Capital Expenditures for Property, Plant and Equipment			(147)
Acquisition of Assets Held for Sale			(244)
Proceeds from Sale of Assets			36
Acquisition of Intangibles			(13)
Other Investing Activities			(33)
Increase in Working Capital (b)			(215)
Proceeds from Note Receivable			59
Accrued Litigation and Settlements			(93)
Income Taxes Paid			(71)
Interest Paid			(434)
Net Debt at 9/30/2017 (a)			$(7,476)

Components of Net Debt (a)	9/30/2017	6/30/2017	12/31/2016
Cash	$445	$584	$1,037
Short-term Borrowings and Current Portion of Long-term Debt	(391)	(152)	(179)
Long-term Debt	(7,530)	(7,538)	(7,403)
Net Debt (a)	$(7,476)	$(7,106)	$(6,545)
(a) “Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
(b) Working capital is defined as accounts receivable plus inventory less accounts payable.